EXHIBIT 5.1

Quintairos, Prieto, Wood & Boyer, P.A.

One East Broward Boulevard, Suite 1400

Fort Lauderdale, Florida 33301

December 28, 2011

Statewide Life & Health, Inc.

1489 Palmetto Park Rd., Suite 467

Boca Raton, FL 33486

Re:

Registration of Units, Common Stock and Warrants

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (the “Registration Statement”) of Statewide Life & Health, Inc., a Florida corporation (the “Company”), filed with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering by the Company of 8,000,000 newly issued units (“Units”), each Unit consisting of one share of the Company’s authorized but unissued common stock, $0.001 par value (“Common Stock”) and one redeemable Common Stock purchase warrant (“Warrants”).

We have examined the originals, or photo static or certified copies, of such records of the Company and certificates of officers of the company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based on the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, and subject to the receipt from the Commission of an order declaring the Registration Statement effective under the Securities Act and compliance with applicable state securities laws, we are of the opinion that:

1.

The Units, including the Common Stock and Warrants contained therein, when issued, sold and delivered against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

December 28, 2011

2.

If and to the extent the Warrants are exercised, the Common Stock issuable upon exercise thereof, when issued, sold and delivered against payment therefor as described in the Warrants and the Registration Statement, will be validly issued, fully paid and nonassessable.

3.

The Units and the Warrants underlying the Units, when and to the extent issued, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

With respect to the Units, Common Stock and the Warrants, this opinion is limited to the effect of the current state of the laws of Florida and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and prospectus that forms a part thereof.  In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

QUINTAIROS, PRIETO, WOOD & BOYER, P.A.

/s/ QUINTAIROS, PRIETO, WOOD & BOYER, P.A.